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                                                                   EXHIBIT 99.1



                                                                     PAGE 1 OF 2


                                 FOR IMMEDIATE RELEASE


                                 Contact:
                                 Applied Materials, Inc.
                                 Jeff Lettes (media) (408) 563-5161
                                 Carolyn Schwartz (financial community)
                                 (408) 748-5227

                                 Consilium, Inc.
                                 Richard Danielson (650) 691-6100
                                 Shannon McGinley (650) 691-6189


                                          APPLIED MATERIALS TO ACQUIRE
                                            CONSILIUM IN STOCK SWAP

                                   Applied Materials to Enter the Manufacturing
                                   Execution System Software Business with the
                                          Acquisition of Consilium, Inc.

                                 SANTA CLARA, Calif., October 12, 1998 --
                                 Applied Materials, Inc. and Consilium, Inc.
                                 announced today that they had reached a
                                 definitive agreement for Applied Materials to acquire Consilium in a stock-for-stock merger. Each share of Consilium's stock will be exchanged for between 0.182 and 0.165 of a share of Applied Materials' common stock, with the actual ratio being based upon Applied Materials' average stock closing price during a specified period prior to the meeting of Consilium's stockholders to vote on the merger. The proposed acquisition would combine the strengths of the world's largest semiconductor equipment company with the leading independent supplier of integrated semiconductor and electronics manufacturing execution systems
                                 (MES) software and services.

                                 "As the company with the largest installed base of independent MES software, Consilium has established itself as a major force in providing semiconductor and electronics manufacturers with a way to optimize fab performance," said Sass Somekh, senior vice president,

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Applied Materials. News Room                                         PAGE 2 OF 2


                         Office of the President, Applied Materials. "We see a wide range of synergies that this merger can offer to extend our continued commitment to customers to improve overall equipment effectiveness and total fab productivity. This combination strengthens our primary business objective to provide Total Solutions (TM) to our customers that enhance their profitability."

                         "We believe that this merger represents a strategic opportunity for both companies," said Larry Hootnick, president and chief executive officer, Consilium, Inc. "Combining our world-class software with Applied Materials' expertise in semiconductor processing will provide us with the momentum to move our advanced technologies further into the next century. Becoming part of Applied Materials also enables us to expand our next-generation products, as well as broaden our service and support capabilities."

                         The acquisition, which will be accounted for as a pooling-of-interests, is expected to be closed by the end of this calendar year or in early 1999, subject to, among other things, regulatory approval and approval of the stockholders of Consilium, Inc. Certain stockholders of Consilium have already entered into voting agreements in support of the merger.

                         This press release contains certain forward-looking statements that involve risks and uncertainties that could cause Applied Materials' actual results to differ materially from those expressed or implied by these statements. Such risks and uncertainties include, but are not limited to, the possible inability to complete the merger as scheduled, or at all, the performance and successful integration of acquired businesses, and Applied Materials' ability to timely align its cost structure with prevailing market conditions. Applied Materials assumes no obligation to update the information in this press release.

                         Consilium, Inc. is the leading independent supplier of integrated semiconductor manufacturing execution systems (MES) software and services. Headquartered in Mountain View, California, Consilium's products have been helping world class manufacturers achieve best practices for the past 20 years. Consilium, Inc. is traded on the Nasdaq National Market under the symbol "CSIM." Consilium's web site is http://www.Consilium.com.

                         Applied Materials, Inc. is a Fortune 500 global growth company and the world's largest supplier of wafer fabrication systems and services to the global semiconductor industry. Applied Materials is traded on the Nasdaq National Market System under the symbol "AMAT." Applied Materials' web site is http://www.AppliedMaterials.com.